Kaival Brands Innovations Group, Inc.

FOR IMMEDIATE RELEASE

Release Date: __________

Contact name: Eric Mosser

Phone number: 833-4-KAIVAL
Email address: investors@kaivalbrands.com

Kaival Brands Innovations Group, Inc. (OTC: KAVL) Announces Cancellation of Shares of 300,000,000 Common Stock

GRANT, Florida – (August 21, 2020) (GLOBE NEWSWIRE) – Kaival Brands Innovations Group, Inc. (OTCQB: KAVL) (“Kaival Brands,” the “Company,” or “we”), a company focused on growing and incubating innovative and profitable products into mature, dominant brands, today announced that 300,000,000 shares of its common stock have been returned and cancelled by its largest stockholder, Kaival Holdings, LLC (the “Stockholder”). Our management and directors are the owners of the Stockholder.

The cancellation of the 300,000,00 shares of the Company’s common stock results in the decrease of issued and outstanding shares of the Company’s common stock from 576,495,148 to 276,495,148, or a 52.1% reduction in the Company’s issued and outstanding shares of its common stock.

In exchange for the return of the 300,000,000 shares of the Company’s common stock, the Company issued to the Stockholder 3,000,000 shares of its newly designated Series A Preferred Stock (the “Series A Preferred Stock”). Each share of the Series A Preferred Stock is convertible into one hundred shares of the Company’s common stock; however, the Series A Preferred Stock may not be converted until or after November 1, 2023 unless certain triggering events, such as a change-of-control, occurs. The Series A Preferred Stock have no voting rights.

"We believe that the cancellation of the 300,000,000 shares of the Company’s common stock in exchange for 3,000,000 shares of Series A Preferred Stock is a strategic move for the benefit of all stockholders. Further, the Series A Preferred Stock cannot be converted prior to November 2023, barring any triggering event, which we believe will help maintain stability in the market price of our common stock. We are always evaluating stockholder-friendly options available that we believe will assist us in achieving our goal of increasing value for our long-term investors,” said Niraj Patel, the Company’s Chief Executive Officer.

The development comes on the heels of the Company commencing its plan to expand its distribution of the Bidi™ Stick, a top-quality vape device designed for the modern adult vape user, internationally into the European Union, New Zealand, Australia, and Canada. The Bidi™ Stick is manufactured by Bidi Vapor, LLC and the Company acts as the exclusive worldwide distributor. Mr. Patel, the Company’s President, Chief Executive Officer, and Chief Financial Officer, owns and controls Bidi Vapor, LLC; thus, Bidi Vapor, LLC and the Company are considered under common control and Bidi Vapor, LLC is considered a related-party.

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Kaival Brands Innovations Group, Inc., is a company focused on growing and incubating innovative and profitable products into mature and dominant brands in their respective markets.

Our vision is to develop internally, acquire, own, or exclusively distribute these innovative products and grow each into dominant market-share brands with superior quality and recognizable innovation.

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Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will,” and similar words. All forward-looking statements speak only as of the date of this press release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such statements.

This release contains certain forward-looking statements based on current plans and expectations and is subject to various risks and uncertainties. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the coronavirus (“COVID-19”) pandemic and the impact on the demand for the products we distribute; the actions governments, businesses, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that we could take to reduce operating costs; our inability to generate and sustain profitable sales growth; circumstances or developments that may make us unable to implement or realize anticipated benefits, or that may increase the costs, of our current and planned business initiatives; and those factors detailed by us in our public filings with the Securities and Exchange Commission .

All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the Securities and Exchange Commission’s rules and regulations, we do not have any intention or obligation to update any forward-looking statements publicly, whether as a result of new information, future events, or otherwise.

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For more information, please contact 833-4-KAIVAL or email us at investors@kaivalbrands.com.